Exhibit 99.1

TOREADOR ANNOUNCES COMMENCEMENT OF PUBLIC OFFERING OF COMMON STOCK

PARIS, FRANCE — (February 8, 2010) — Toreador Resources Corporation (NASDAQ: TRGL) today announced that it is commencing a public offering of shares of its common stock.

Toreador intends to use the net proceeds, together with cash on hand, to satisfy payment obligations arising from the holders’ exercise, if any, of their right on October 1, 2010  to require the Company to repurchase its 5.00% Convertible Senior Notes due 2025 and for general corporate purposes, which may include working capital, capital expenditures and acquisitions.

RBC Capital Markets and Thomas Weisel Partners LLC are acting as joint book-running managers for the offering.  The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares offered to cover over-allotments, if any.

This offering is being made only by means of a prospectus supplement and related prospectus.  Copies of the prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting RBC Capital Markets Corporation, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, (212) 428-6670 or Thomas Weisel Partners LLC, One Montgomery Street, San Francisco, CA 94104, Attention: Equity Syndicate, (415) 364-2720

The shares are being offered pursuant to an effective shelf registration statement.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TOREADOR

Toreador Resources Corporation is an independent energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France.  More information about Toreador may be found at the company’s web site, www.toreador.net.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds,  the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Shirley Z. Anderson

Toreador Resources Corporation

+1 (469) 364-8531

sanderson@toreador.net